            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 22, 2005, relating to the financial statements and financial highlights which appears in the December 31, 2004 Annual Report to Shareholders of BACAP Opportunity Strategy, LLC, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm and Legal Counsel" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
March 24, 2005